Exhibit 10.3

EXECUTION VERSION

MORTGAGE ASSET PURCHASE AGREEMENT

This MORTGAGE ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 14, 2017 by and among TPG RE Finance Trust CLO Loan Seller, LLC, a Delaware limited liability company (the “Seller”), TPG Real Estate Finance 2018-FL1 Issuer, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Issuer”), TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company (“Holdco” and, together with the Seller, the “Seller Parties”), and, solely as to Section 4(k), TPG RE Finance Trust, Inc., a Maryland corporation (“TRTX”).

W I T N E S S E T H:

WHEREAS, the Issuer desires to purchase from the Seller and the Seller desires to sell to the Issuer an initial portfolio of Whole Loans and Pari Passu Participations (each as defined in the Indenture), each as identified on Exhibit A attached hereto (the “Closing Date Mortgage Assets”);

WHEREAS, the Seller may sell to the Issuer, from time to time, Companion Participations (as defined in the Indenture) or portions thereof (the “Related Funded Companion Participations” and, together with the Closing Date Mortgage Assets, the “Mortgage Assets”) and the Issuer may purchase such Companion Participations or portions thereof, and all payments and collections thereon after the related Subsequent Seller Transfer Date (as defined herein);

WHEREAS, in connection with the sale of any Mortgage Assets to the Issuer, the Seller desires to release any interest it may have in such Mortgage Assets and desires to make certain representations and warranties regarding such Mortgage Assets;

WHEREAS, the Issuer and TPG RE Finance Trust 2018-FL1 Co-Issuer, LLC, a Delaware limited liability company (the “Co-Issuer”), intend to issue (a) the U.S.$491,831,000 Class A Senior Secured Floating Rate Notes Due 2035 (the “Class A Notes”), (b) the U.S.$72,259,000 Class A-S Second Priority Secured Floating Rate Notes Due 2035 (the “Class A-S Notes”), (c) the U.S.$55,943,000 Class B Third Priority Floating Rate Notes Due 2035 (the “Class B Notes”), (d) the U.S.$52,446,000 Class C Fourth Priority Floating Rate Notes Due 2035 (the “Class C Notes”), (e) the U.S.$73,425,000 Class D Fifth Priority Floating Rate Notes Due 2035 (the “Class D Notes” and, together with the Class A Notes, the Class A-S Notes, the Class B Notes and the Class C Notes, the “Notes”) and the Issuer intends to issue the U.S.$37,295,000 Class E Sixth Priority Secured Floating Rate Notes Due 2035 (the “Class E Notes”) and the U.S.$37,296,000 Class F Seventh Priority Secured Floating Rate Notes Due 2035 (the “Class F Notes” and, together with the Class E Notes and the Notes, the “Notes”) pursuant to an indenture, dated as of February 14, 2018 (the “Indenture”), by and among the Issuer, the Co-Issuer, Seller, as advancing agent, Wilmington Trust, National Association, as trustee (the “Trustee”) and Wells Fargo Bank, National Association, as note administrator (in such capacity, the “Note Administrator”);

WHEREAS, pursuant to its Governing Documents, certain resolutions of its Board of Directors and a preferred share paying agency agreement, the Issuer also intends to issue the U.S.$111,885,182 aggregate notional amount preferred shares (the “Preferred Shares” and, together with the Notes, the “Securities”); and

WHEREAS, the Issuer intends to pledge the Mortgage Assets purchased hereunder by the Issuer to the Trustee as security for the Notes.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to such terms in the Indenture.

“Asset Documents”: The loan agreement, note, mortgage, intercreditor agreement, participation agreement, co-lender agreement or other agreement pursuant to which a Mortgage Asset or Mortgage Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Mortgage Asset or Mortgage Loan or of which holders of such Mortgage Asset or Mortgage Loan are the beneficiaries.

“Assignment of Leases, Rents and Profits”: With respect to any Mortgage, an assignment of leases, rents and profits thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases to the Mortgagee.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Mortgagee.

“Borrower”: With respect to any Mortgage Loan, the related borrower or other obligor thereunder.

“Companion Participation Holder”: The holder of any Companion Participation.

“Cut-Off Date”: With respect to each Mortgage Asset , the later of (i) the monthly payment date in January 2018 and (ii) the origination date of such Mortgage Asset .

“Document Defect”: Any document or documents constituting a part of a Mortgage Asset File that has not been properly executed, has not been delivered within the time periods provided for herein, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Asset Schedule attached hereto as Exhibit A or as set forth on an exhibit to a Subsequent Transfer Instrument.

“Exception Schedule”: The schedule identifying any exceptions to the representations and warranties made with respect to the Mortgage Assets to be conveyed hereunder, which is attached hereto as Schedule 1(a) to Exhibit B or as attached to any Subsequent Transfer Instrument.

“Future Funding Amount”: As defined in the Indenture.

“Material Breach”: As defined in Section 4(e).

“Material Document Defect”: A Document Defect that materially and adversely affects the value of a Mortgage Asset , the interest of the Noteholders or the ownership interests of the Issuer or any assignee thereof in such Mortgage Asset .

“Mortgage”: With respect to each Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

“Mortgage Asset File”: As defined in the Indenture.

“Mortgage Loan”: A commercial or multi-family real estate mortgage loan secured by a first-lien mortgage or deed-of-trust on commercial and/or multi-family properties.

“Mortgage Note or Note”: With respect to each Mortgage Loan, the promissory note evidencing the indebtedness of the related Borrower, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Mortgage Rate”: The stated rate of interest on a Mortgage Loan.

“Mortgaged Property”: With respect to any Mortgage Loan, the property or properties directly securing such Mortgage Loan.

“Mortgagee”: With respect to each Mortgage Asset, the party secured by the related Mortgage.

“Pari Passu Participation”: A fully funded pari passu participation interest in a Participated Mortgage Loan.

“Participated Mortgage Loan”: Any Mortgage Loan, in which a Pari Passu Participation represents an interest.

“Participation”: Any Pari Passu Participation and/or the related Companion Participation, as applicable and as the context may require.

“Participation Agreement”: With respect to each Participated Mortgage Loan , the participation agreement that governs the rights and obligations of the holders of the related Pari Passu Participation and the related Companion Participation.

“Participation Custodial Agreement”: With respect to any Participated Mortgage Loan, that certain Custodial Agreement entered into in accordance with the related Participation Agreement and pursuant to which the Participation Custodian holds the loan file with respect to such Participated Mortgage Loan .

“Participation Custodian”: With respect to any Participated Mortgage Loan, the document custodian or similar party under the related Participation Custodial Agreement.

“Repurchase Price”: The sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the then-Stated Principal Balance of such Mortgage Asset , plus (ii) accrued and unpaid interest on such Mortgage Asset, plus (iii) any unreimbursed advances made under the Indenture or the Servicing Agreement, plus (iv) accrued and unpaid interest on advances made under the Indenture or the Servicing Agreement on the Mortgage Asset , plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action incurred by the Issuer or the Trustee in connection with any such repurchase).

“Retained Interest”: Any origination fees paid on the Mortgage Assets and any interest in respect of any Mortgage Asset that accrued prior to the Closing Date and has not been paid to Seller.

“Servicing File”: The file maintained by the servicer with respect to each Mortgage Asset .

“Stated Principal Balance”: With respect to each Mortgage Asset , the principal balance as of the Cut-off Date as reduced (to not less than zero) on each Payment Date by (i) all payments or other collections of principal of such Mortgage Asset received or deemed received thereon during the related Collection Period and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Mortgage Asset during the related Collection Period.

“Subsequent Seller Transfer Date”: As defined in Section 2(b).

“Subsequent Transfer Instrument”: As defined in Section 2(b).

2. Purchase and Sale of the Mortgage Assets.

(a) Set forth in Exhibit A hereto is a list of the Closing Date Mortgage Assets sold to the Issuer on the Closing Date and certain other information with respect to each of the Closing Date Mortgage Assets. The Seller agrees to sell to the Issuer, and the Issuer agrees to purchase from the Seller, all of the Closing Date Mortgage Assets at an aggregate purchase price of U.S.$932,380,183 (the “Purchase Price”). Immediately prior to such sale, the Seller hereby conveys and assigns all right, title and interest it may have in such Closing Date Mortgage Assets to the Issuer. The sale and transfer of the Closing Date Mortgage Assets to the Issuer is inclusive of all rights and obligations from the Closing Date forward, with respect to such Closing Date Mortgage Assets, provided, that the sale and transfer of Closing Date Mortgage Assets that are Pari Passu Participations are made subject to the rights and obligations of the Companion Participation Holder under the related Participation Agreement, and provided however, it expressly excludes any conveyance of any Retained Interest which shall remain the property of the Seller and shall not be conveyed to the Issuer. The Issuer shall cause any Retained Interest to be paid to the Seller (or the Seller’s designee) promptly upon receipt in accordance with the terms and conditions hereof, the Servicing Agreement and the Indenture. For the avoidance of doubt, the Seller is not transferring any obligation to fund any Future Funding Amounts under the Participated Mortgage Loans, all of which will remain the obligation of the party specified under the related Participation Agreement. Delivery or transfer of the Closing Date Mortgage Assets shall be made on February 14, 2018 (the “Closing Date”), at the time and in the manner agreed upon by the parties. Upon receipt of evidence of the delivery or transfer of the Closing Date Mortgage Assets to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.

(b) From time to time, the Seller may present all or a portion of one or more Companion Participations to the Issuer for purchase hereunder. If the conditions set forth in Section 3 below are satisfied with respect to each such Companion Participation or portion thereof, the Issuer may purchase and the Seller shall sell and assign without recourse, except as expressly provided in this Agreement, to the Issuer, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Seller in and to (i) each such Companion Participation or portion thereof identified on the schedule attached to the related subsequent transfer instrument (a “Subsequent Transfer Instrument”), which Subsequent Transfer Instrument shall be in the form of Exhibit K to the Indenture and delivered by the Seller on the date of such sale (each, a “Subsequent Seller Transfer Date”), and (ii) all amounts received or receivable on each such Companion Participation or portion thereof, whether now existing or hereafter acquired, after the related Subsequent Seller Transfer Date (other than amounts due prior to the related Subsequent Seller Transfer Date). Such sale and assignment of each Companion Participation or portion thereof to the Issuer is inclusive of all rights and obligations from the Subsequent Seller Transfer Date forward, with respect to each such Companion Participation or portion thereof, provided however, it expressly excludes any conveyance of any Retained Interest which shall remain the property of the Seller and shall not be conveyed to the Issuer hereunder. The purchase price with respect to each Companion Participation or portion thereof shall be at a price no greater than the outstanding principal balance of such Companion Participation or portion thereof, as set forth in the related Subsequent Transfer Instrument.

The sale to the Issuer of each Companion Participation or portion thereof identified on the schedule attached to the related Subsequent Transfer Instrument shall be absolute and is intended by the Seller and the Issuer to constitute and to be treated as an absolute sale of each such Companion Participation or portion thereof by the Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Issuer and each such Companion Participation or portion thereof shall not be part of the Seller’s estate in the event of the insolvency or bankruptcy of the Seller. Each schedule of a Companion Participation or portion thereof pursuant to a Subsequent Transfer Instrument is hereby incorporated and made a part of this Agreement.

(c) Within 45 days after the Closing Date, each UCC financing statement in favor of the Issuer or the Participation Agent that is required to be filed in accordance with the definition of “Mortgage Asset File” in the Indenture or “Participated Loan File” in the

Participation Custodial Agreement, as applicable, shall be submitted for filing. In the event that any such UCC financing statement is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document for recording or filing, as appropriate, at the Seller’s expense. In the event that the Seller receives the original filed copy, the Seller shall, or shall cause a third party vendor or any other party under its control to, promptly upon receipt of the original recorded or filed copy (and in no event later than 5 Business Days following such receipt) deliver such original to the Custodian, with evidence of filing thereon.

3. Conditions.

The obligations of the parties under this Agreement are subject to satisfaction of the following conditions:

(a) the representations and warranties contained herein shall be accurate and complete (i) as of the Closing Date, except as set forth in the Exception Schedule, with respect to the Closing Date Mortgage Assets and (ii) as of each Subsequent Seller Transfer Date, except as set forth in the Subsequent Transfer Instrument, with respect to any Companion Participations or portions thereof sold hereunder on such Subsequent Seller Transfer Date;

(b) on the Closing Date and on each Subsequent Seller Transfer Date, as applicable, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller Parties, the performance of any of the Mortgage Assets of the Seller hereunder or the fulfillment of any of the conditions herein contained;

(c) with respect to the Closing Date Mortgage Assets, the issuance of the Securities and receipt by the Issuer of full payment therefor; and

(d) with respect to the Companion Participations and portions thereof sold on a Subsequent Seller Transfer Date, such Companion Participations shall, collectively and individually (as applicable, after giving effect to the Grant of such Companion Participations to the Issuer) satisfy or are deemed to satisfy the Replenishment Criteria in accordance with the terms of the Indenture.

4. Covenants, Representations and Warranties.

(a) Each party to this Agreement hereby represents and warrants to the other party that (i) it is duly organized or incorporated, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is incorporated, chartered or organized, (ii) it has the requisite power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

(b) The Seller further represents and warrants to the Issuer (i) with respect to the Closing Date Mortgage Assets, as of the Closing Date, and (ii) with respect to the Companion Participations and portions thereof sold hereunder on any Subsequent Seller Transfer Date, as of such Subsequent Seller Transfer Date, that:

(i) immediately prior to the sale of the Mortgage Assets to the Issuer, the Seller shall own the Mortgage Assets, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of the Mortgage Assets to the Issuer as contemplated herein, the Issuer shall receive good and marketable title to the Mortgage Assets, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;

(ii) the Seller acquired its ownership in the Mortgage Assets in good faith without notice of any adverse claim, and upon the delivery or transfer of the Mortgage Assets to the Issuer as contemplated herein, the Issuer shall acquire ownership in the Mortgage Assets in good faith without notice of any adverse claim;

(iii) the Seller has not assigned, pledged or otherwise encumbered any interest in the Mortgage Assets (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released);

(iv) none of the execution, delivery or performance by the Seller of this Agreement shall (x) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is party or by which the Seller is bound which materially adversely affects the Seller’s ability to perform its obligations hereunder or (y) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which has a material adverse effect;

(v) no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement the failure of which to obtain would have a material adverse effect except such as have been obtained and are in full force and effect;

(vi) it has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. It is generally able to pay, and as of the date hereof is paying, its debts as they come due. It has not become or is not presently, financially insolvent nor will it be made insolvent by virtue of its execution of or performance under any of the provisions of this Agreement within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. It has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor;

(vii) no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singularly or in the aggregate, could materially and adversely affect the ability of the Seller to perform any of its obligations under this Agreement; and

(viii) the consideration received by it upon the sale of the Mortgage Assets owned by it constitutes fair consideration and reasonably equivalent value for such Mortgage Assets.

(c) The Seller further represents and warrants to the Issuer (i) with respect to the Closing Date Mortgage Assets, as of the Closing Date and (ii) with respect to the Companion Participations or portions thereof sold hereunder on any Subsequent Seller Transfer Date, as of such Subsequent Seller Transfer Date, that:

(i) the Asset Documents with respect to each Mortgage Asset do not prohibit the Issuer from granting a security interest in and assigning and pledging such Mortgage Asset to the Trustee;

(ii) none of the Mortgage Assets will cause the Issuer to have payments subject to foreign or United States withholding tax;

(iii) (A) with respect to each Closing Date Mortgage Asset , except as set forth in the Exception Schedule and (B) with respect to each Companion Participation, except as set forth in the Subsequent Transfer Instrument, the representations and warranties set forth in Exhibit B are true and correct in all material respects;

(iv) the Seller has delivered to the Issuer or its designee the documents required to be delivered with respect to each Mortgage Asset set forth in the definition of “Mortgage Asset File” in the Indenture; and

(v) if applicable, the Participation Custodian has received, or will receive, in accordance with the timing required under the Participation Custodial Agreement, the documents required to be delivered with respect to each Participated Mortgage Loan set forth in the definition of “Participated Loan File” in the Participation Custodial Agreement.

(d) For purposes of the representations and warranties set forth in Exhibit B, the phrases “to the knowledge of the Seller” or “to the Seller’s knowledge” shall mean, except where otherwise expressly set forth in a particular representation and warranty, the actual state of knowledge of the Seller or any servicer acting on its behalf regarding the matters referred to, in each case: (i) at the time of the Seller’s origination or acquisition of the particular Mortgage Asset , after the Seller having conducted such inquiry and due diligence into such matters as would be customarily performed by a prudent institutional commercial or multifamily, as applicable, mortgage lender; and (ii) subsequent to such origination, the Seller having utilized monitoring practices that would be utilized by a prudent commercial or multifamily, as applicable, mortgage lender and having made prudent inquiry as to the knowledge of the servicer servicing such Mortgage Asset on its behalf. Also, for purposes of such representations and warranties, the phrases “to the actual knowledge of the Seller” or “to the Seller’s actual knowledge” shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf without any express or implied obligation to make inquiry. All information contained in documents which are part of or required to be part of a Mortgage Asset File shall be deemed to be within the knowledge and the actual knowledge of the Seller. Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.

(e) The Seller shall, not later than ninety (90) days from discovery by the Seller or receipt of written notice from any party to the Indenture of (i) its breach of a representation or a warranty pursuant to this Agreement that materially and adversely affects the ownership interests of the Issuer (or the Trustee as its assignee) in a Mortgage Asset or the value of a Mortgage Asset or the interests of the Noteholders therein (a “Material Breach”), or (ii) any Material Document Defect relating to any Mortgage Asset, (1) cure such Material Breach or Material Document Defect, provided, that, if such Material Breach or Material Document Defect cannot be cured within such 90-day period (any such 90-day period, the “Initial Resolution Period”), the Seller shall repurchase the affected Mortgage Asset not later than the end of such Initial Resolution Period at the Repurchase Price; provided, however, that if the Seller certifies to the Issuer and the Trustee in writing that (x) any such Material Breach or Material Document Defect, as the case may be, is capable of being cured in all material respects but not within the Initial Resolution Period and (y) the Seller has commenced and is diligently proceeding with the cure of such Material Breach or Material Document Defect, as the case may be, then the Seller shall have an additional 90-day period to complete such cure or, failing such, to repurchase the affected Mortgage Asset (or the related Mortgaged Property); provided, further, that, if any such Material Document Defect is still not cured in all material respects after the Initial Resolution Period and any such additional 90-day period solely due to the failure of the Seller to have received the recorded or filed document, then the Seller shall be entitled to continue to defer its cure and repurchase obligations in respect of such Material Document Defect so long as the Seller certifies to the Trustee every 30 days thereafter that such Material Document Defect is still in effect solely because of its failure to have received the recorded or filed document and that the Seller is diligently pursuing the cure of such Material Document Defect (specifying the actions being taken); and provided, further, notwithstanding anything to the contrary, the Seller shall not be entitled to continue to defer its cure and repurchase obligations in respect of any Material Document Defect for more than 18 month after beginning of the Initial Resolution Period with respect to such Material Document Defect, or (2) subject to the consent of a Majority of the Holders of each Class of Notes (excluding any Note held by the Seller or any of its affiliates), the Seller shall make a cash payment to the Issuer in an amount that the Special Servicer on behalf of the Issuer determines is sufficient to compensate the Issuer for such breach of representation or warranty or defect (such payment, a “Loss Value Payment”), which Loss Value Payment will be deemed to cure such Material Breach or Material Document Defect. Such repurchase, cure or Loss Value Payment obligation by the Seller and Holdco’s guarantee of such obligations pursuant to Section 13 shall be the Issuer’s sole remedy for any Material Breach or Material Document Defect pursuant to this Agreement with respect to any Mortgage Asset sold to the Issuer by the Seller.

(f) Each Seller Party hereby acknowledges and consents to the collateral assignment by the Issuer of this Agreement and all right, title and interest thereto to the Trustee, for the benefit of the Secured Parties, as required in Sections 15.1(f)(i) and (ii) of the Indenture.

(g) The Seller hereby covenants and agrees that it shall perform any provisions of the Indenture made expressly applicable to the Seller by the Indenture, as required by Section 15.1(f)(i) of the Indenture.

(h) Each Seller Party hereby covenants and agrees that all of the representations, covenants and agreements made by or otherwise entered into by it in this Agreement shall also be for the benefit of the Secured Parties, as required by Section 15.1(f)(ii) of the Indenture and agrees that enforcement of any rights hereunder by the Trustee, the Note Administrator, the Servicer, or the Special Servicer, as the case may be, shall have the same force and effect as if the right or remedy had been enforced or executed by the Issuer but that such rights and remedies shall not be any greater than the rights and remedies of the Issuer under Section 4(e) above.

(i) On or prior to the Closing Date or each Subsequent Seller Transfer Date, as applicable, the Seller shall deliver the Asset Documents to the Issuer or, at the direction of the Issuer, to the Custodian, with respect to each Mortgage Asset sold to the Issuer hereunder. The Seller hereby covenants and agrees, as required by Section 15.1(f)(iii) of the Indenture, that it shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer by each party pursuant to this Agreement.

(j) Each Seller Party hereby covenants and agrees, as required by Section 15.1(f)(iv) of the Indenture, that it shall not enter into any agreement amending, modifying or terminating this Agreement (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error, in each case, so long as such amendment or modification does not affect in any material respects the interests of any Secured Party), without notifying the Rating Agency through the 17g-5 Website as set forth in the Indenture.

(k) TRTX and the Issuer hereby covenant, that at all times (1) TRTX will qualify as a REIT for federal income tax purposes and the Issuer will qualify as a Qualified REIT Subsidiary or other disregarded entity of TRTX for federal income tax purposes, or (2) based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT other than TRTX, or (3) based on an Opinion of Counsel, the Issuer will be treated as a foreign corporation that is not engaged in a trade or business within the United States for U.S. federal income tax purposes (which Opinion may be conditioned on compliance with certain restrictions on the investment or other activities of the Issuer and/or the Servicer on behalf of the Issuer).

(l) Except for the agreed-upon procedures report obtained from the accounting firm engaged to provide procedures involving a comparison of information in loan files for the Mortgage Assets to information on a data tape relating to the Mortgage Assets (the “Accountants’ Due Diligence Report”), the Seller Parties have not obtained (and, through and including the Closing Date, will not obtain) any “third party due diligence report” (as defined in Rule 15Ga-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the transactions contemplated herein and the Offering Memorandum and, except for the accountants with respect to the Accountants’ Due Diligence Report, the Seller Parties have not employed (and, through and including the Closing Date, will not employ) any third party to engage in any activity that constitutes “due diligence services” within the meaning of Rule 17g-10 under the Exchange Act in connection with the transactions contemplated herein and in the Offering Memorandum. The Placement Agents are third-party beneficiaries of the provisions set forth in this Section 4(l).

(m) The Issuer (A) prepared or caused to be prepared one or more reports on Form ABS-15G (each, a “Form 15G”) containing the findings and conclusions of the Accountants’ Due Diligence Report and meeting all other requirements of that Form 15G, Rule 15Ga-2 under the Exchange Act, any other rules and regulations of the Securities and Exchange Commission and the Exchange Act; (B) provided a copy of the final draft of the Form 15G to the Placement Agents at least six business days before the first sale of any certificates; and (C) furnished each such Form 15G to the Securities and Exchange Commission on EDGAR at least five business days before the first sale of any certificates as required by Rule 15Ga-2 under the Exchange Act.

5. Sale.

It is the intention of the parties hereto that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Mortgage Assets from the Seller to the Issuer and the beneficial interest in and title to the Mortgage Assets shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Issuer a security interest in the Mortgage Assets for the benefit of the Secured Parties and its assignees as security for the Seller’s obligations hereunder and the Seller consents to the pledge of the Mortgage Assets to the Trustee.

6. Non-Petition.

Each Seller Party agrees not to institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under the Indenture. This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

7. Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto and satisfaction of the Rating Agency Condition.

8. Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Seller:	TPG RE Finance Trust CLO Loan Seller, LLC
888 Seventh Avenue, 35th Floor
New York, New York 10106
Attention: Deborah Ginsberg
Email: dginsberg@tpg.com

with a copy to:

TPG RE Finance Trust CLO Loan Seller, LLC
888 Seventh Avenue, 35th Floor
New York, New York 10106
Attention: Jason Ruckman
Email: jruckman@tpg.com

To the Issuer:	TPG Real Estate Finance 2018-FL1 Issuer, Ltd.
888 Seventh Avenue, 35th Floor
New York, New York 10106
Attention: Deborah Ginsberg
Email: dginsberg@tpg.com

with a copy to:

TPG Real Estate Finance 2018-FL1 Issuer, Ltd.
888 Seventh Avenue, 35th Floor
New York, New York 10106
Attention: Jason Ruckman
Email: jruckman@tpg.com

To Holdco:	TPG RE Finance Trust Holdco, LLC
888 Seventh Avenue, 35th Floor
New York, New York 10106
Attention: Deborah Ginsberg
Email: dginsberg@tpg.com

with a copy to:

TPG RE Finance Trust Holdco, LLC
888 Seventh Avenue, 35th Floor
New York, New York 10106
Attention: Jason Ruckman
Email: jruckman@tpg.com

or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

9. Governing Law and Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the Courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(d) The Issuer irrevocably appoints Corporation Service Company, as its agent for service of process in New York in respect of any such suit, action or proceeding. The Issuer agrees that service of such process upon such agent shall constitute personal service of such process upon it.

(e) Each Seller Party irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in Section 8 hereof.

10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart to this Agreement.

11. Limited Recourse Agreement.

All obligations of the Issuer arising hereunder or in connection herewith are limited in recourse to the Collateral and to the extent the proceeds of the Collateral, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations and any obligations of, and claims against, the Issuer, arising hereunder or in connection herewith, shall be extinguished and shall not thereafter revive. The obligations of the Issuer hereunder or in connection herewith will be solely the corporate obligations of the Issuer and the Seller Parties will not have recourse to any of the directors, officers, employees, shareholders or affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby or in connection herewith. This Section 11 shall survive the termination of this Agreement for any reason whatsoever.

12. Assignment and Assumption.

With respect to the Mortgage Assets that are subject to a Participation Agreement, the parties hereto intend that the provisions of this Section 12 serve as an assignment and assumption agreement between the Seller, as the assignor, and the Issuer, as the assignee. Accordingly, the Seller hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Issuer all right, title and interest of the Seller in, to and arising out of the related Participation Agreement and the Issuer hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Seller with respect to related Participation Agreement from and after the Closing Date. In addition, the Issuer acknowledges that each of such Mortgage Assets will be serviced by, and agrees to be bound by, the terms of the applicable Servicing Agreement (as defined in the related Participation Agreement).

13. Guarantee by Holdco.

(a) Holdco hereby unconditionally and irrevocably guarantees to the Issuer the due and punctual payment of all sums due by, and the performance of all obligations of, the Seller under Section 4(e) of this Agreement, as and when the same shall become due and payable (after giving effect to any applicable grace period) according to the terms hereof. In the case of the failure of the Seller to make any such payment or perform such obligation as and when due,

Holdco hereby agrees to make such payment or cause such payment or perform such obligation to be made or such obligation to be performed, promptly upon written demand by the Issuer to Holdco, but any delay in providing such notice shall not under any circumstances reduce the liability of Holdco or operate as a waiver of Issuer’s right to demand payment or performance.

(b) This guarantee shall be a guaranty of payment and performance, and the obligations of Holdco under this guarantee shall be continuing, absolute and unconditional. Holdco waives any and all defenses it may have arising out of: (a) the validity or enforceability of this Agreement; (b) the absence of any action to enforce the same; (c) the rendering of any judgment against the Seller or any action to enforce the same; (d) any waiver or consent by the Issuer or any amendment or other modification to this Agreement; (e) any defense to payment hereunder based upon suretyship defenses; (f) the bankruptcy or insolvency of the Seller, (g) any defense based on (1) the entity status of the Seller, (2) the power and authority of the Seller to enter into this Agreement and to perform its obligations hereunder or (3) the legality, validity and enforceability of Seller’s obligation under this Agreement, or (h) any other defense, circumstances or limitation of any nature whatsoever that would constitute a legal or equitable discharge of a guarantor or other third party obligor. This guarantee shall continue to remain in full force and effect in accordance with its terms notwithstanding the renewal, extension, modification, or waiver, in whole or in part, of any of Seller’s obligations under this Agreement or the Indenture that are subject to this guarantee.

(c) Holdco waives (a) diligence, presentment, demand for payment, protest and notice of nonpayment or dishonor and all other notices and demands relating to this Agreement and (b) any requirement that the Issuer proceed first against the Seller under this Agreement or otherwise exhaust any right, power or remedy under this Agreement before proceeding hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Mortgage Asset Purchase Agreement as of the day and year first above written.

TPG RE FINANCE TRUST CLO LOAN SELLER, LLC

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

TPG REAL ESTATE FINANCE 2018-FL1 ISSUER, LTD.

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

TPG RE FINANCE TRUST HOLDCO, LLC

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

Agreed and Acknowledged, solely as to Section 4(k), by:

TPG RE FINANCE TRUST, INC.

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

Exhibit A

LIST OF CLOSING DATE MORTGAGE ASSETS

Mortgage Asset	Mortgage Asset Type
Cliffside Park	Participation
Park Central 789	Participation
Brookview Village	Participation
Del Amo Crossing	Participation
Aertson	Participation
Presidential Tower	Participation
Jersey City Portfolio	Participation
The Curtis	Participation
1825 Park	Participation
Fresh Direct	Whole Loan
High Street	Participation
180 Livingston	Participation
Presidents Park	Participation
300 Capitol Mall	Participation
LPM Apartments	Participation
Walnut Creek Executive Center	Participation
Sirata Beach Resort	Participation
Doubletree New York	Participation
Solage Calistoga	Participation
The Star	Participation
Freehand	Participation
Colton Corporate Center	Participation
Westin Charlotte	Participation
Woodland Hills Village	Participation
SE Hotels	Participation
Goodland Hotel	Participation

Exhibit A-1

Exhibit B

MORTGAGE ASSETS REPRESENTATIONS AND WARRANTIES

(1)

Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Participation is a fully funded pari passu participation interest (with no existing more-senior participation interest) in a Mortgage Loan. At the time of the sale, transfer and assignment to the Issuer, no Mortgage Note, Mortgage or Participation was subject to any assignment (other than assignments to the Seller), participation (other than with respect to a Participation) or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to a Participation), any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Issuer constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that

Exhibit B-1

would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Asset Documents.

(3)

Mortgage Provisions. The Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage Asset File or as otherwise provided in the related Asset Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, Participation Agreement, if applicable, and related Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor nor the related participating institution has been released from its material obligations under the Mortgage Loan or Participation, if applicable. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by Seller on or after the Cut-off Date.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Issuer constitutes a legal, valid and binding assignment to the Issuer. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Schedule 1(a) to this Exhibit B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no

Exhibit B-2

representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower, except as set forth in Schedule 1(b).

Exhibit B-3

(8)

Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage Asset File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)

UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)

Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

Exhibit B-4

(11)

Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)

Condemnation. As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)

Actions Concerning Mortgage Loan. To the Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Borrowers and guarantors, and the ESA (as defined in paragraph 40), on and as of the date of origination and as of the Cut-off Date, there was no pending or filed action, suit or proceeding, involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Asset Documents or (f) the current principal use of the Mortgaged Property.

(14)

Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Asset Documents are being conveyed by the Seller to Purchaser or its servicer.

(15)

No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Asset attached as Exhibit A to this Agreement has been fully disbursed as of the Cut-off Date and there is no requirement for future advances thereunder except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged

Exhibit B-5

Property, the Borrower or other considerations determined by Seller to merit such holdback.

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s or (iii) at least “A-” from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC Business (“S&P”) (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original Principal Balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a Principal Balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in an amount that is at least equal to the lesser of (1) the outstanding Principal Balance of the Mortgage Loan and (2) the maximum amount of such insurance available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

Exhibit B-6

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services, in an amount not less than 100% of the SEL or PML, as applicable.

The Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding Principal Balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax

Exhibit B-7

parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

(18)

No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(19)

No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(20)	[Intentionally left blank.]

(21)

Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)

Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date and as of each date that Seller held the Mortgage Note, Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuer.

(23)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

Exhibit B-8

(24)

Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multi-family and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)

Licenses and Permits. Each Borrower covenants in the Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multi-family and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)

Recourse Obligations. The Asset Documents for each Mortgage Loan provide that such Mortgage Loan is non-recourse to the related parties thereto except that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an Event of Default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Asset Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

Exhibit B-9

(27)

Mortgage Releases. The terms of the related Mortgage or related Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding Principal Balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(28)

Financial Reporting and Rent Rolls. The Asset Documents for each Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly or monthly (other than for single-tenant properties) and annual operating statements, and quarterly or monthly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)

Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Asset Documents generally only require that the related Borrower take commercially reasonable efforts to obtain insurance against damage resulting from acts of terrorism and other acts of sabotage unless lack of such insurance will result in a downgrade of the ratings of the related Mortgage Loan.

(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the Principal Balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable

Exhibit B-10

to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Asset Documents, (iii) transfers that do not result in a change of Control of the related Borrower or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Asset Documents or a Person satisfying specific criteria identified in the related Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (27) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt in each case as set forth in Schedule 1(b) or Schedule 1(c), respectively, to this Exhibit B or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Asset Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth in Schedule 1(d) to this Exhibit B or (iv) Permitted Encumbrances. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(31)

Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Stated Principal Balance as of the Cut-off Date in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Stated Principal Balance as of the Cut-off Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Stated Principal Balance as of the Cut-off Date equal to $5 million or less, its organizational documents or the related Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

Exhibit B-11

(32)	[Intentionally left blank.]

(33)	Floating Interest Rates. Each Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(34)

Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor or sub ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage Asset File;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

Exhibit B-12

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)

The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding Principal Balance of the Mortgage Loan, together with any accrued interest;

Exhibit B-13

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding Principal Balance of the Mortgage Loan, together with any accrued interest; and

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)

Servicing. The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(36)

Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit B.

(37)

No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in Schedule 1(a) to this Exhibit B. No person other than the holder of such Mortgage Loan (subject to any related Participation Agreement) may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Asset Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a

Exhibit B-14

single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(40)

Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch Ratings Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

Exhibit B-15

(41)

Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan. The appraisal (or a separate letter) contains a statement by the appraiser to the effect that the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

(42)

Mortgage Asset Schedule. The information pertaining to each Mortgage Asset which is set forth in Exhibit A to this Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by this Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is not held by the Issuer.

(44)

Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Borrower other than in accordance with the Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)

Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

(46)	Participations. With respect to each Participation (the “CLO Participation”):

(a)

A custodian (the “Participation Custodian”) on behalf of the holder of the CLO Participation and each holder (each, a “Third Party Participant”) of any related participation (the “Other Participation Interests”) is the record mortgagee of the related Mortgage Loan pursuant to a custodial agreement and a Participation Agreement that is legal, valid and enforceable as between its parties, and which provides that the Seller as

Exhibit B-16

holder of the CLO Participation has full power, authority and discretion to appoint the Servicer to service the Mortgage Loan, subject to the consent or approval rights of the Third Party Participants;

(b)

The holder of each Other Participation Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the holder of the CLO Participation;

(c)

Each Participation Agreement is effective to convey the CLO Participation to the Seller and the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the Mortgage Loan. The holder of the CLO Participation owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Participation Agreement;

(d)

All amounts due and owing to any Third Party Participant pursuant to each Participation Agreement have been duly and timely paid. There is no default by the holder of the CLO Participation, or to the Seller’s knowledge, by any Third Party Participant under any Participation Agreement;

(e)	To the Seller’s knowledge, no Third Party Participant is a debtor in any outstanding proceeding pursuant to the federal bankruptcy code;

(f)

The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the CLO Participation is or may become obligated;

(g)	The role, rights and responsibilities of the holder of the CLO Participation are assignable by the Seller without consent or approval other than those that have been obtained;

(h)

The terms of the Participation Agreement do not require or obligate the holder of the CLO Participation or its successor or assigns to repurchase any Other Participation Interest under any circumstances;

(i)

The Seller, in selling any Other Participation Interest to a Third Party Participant made no misrepresentation, fraud or omission of information necessary for such Third Party Participant to make an informed decision to purchase the Other Participation Interest; and

(j)

Either (A) the CLO Participation is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation is treated as interest on an obligation secured by a mortgage on real property for purposes of Section 856(c) of the Code, or (B) the CLO Participation qualifies as a security that would not otherwise cause TRTX to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to the Issuer of such Participation).

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its

Exhibit B-17

officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

Exhibit B-18

Schedule 1(a) to Exhibit B

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Representation numbers referred to below relate to the corresponding Mortgage Asset representations and warranties set forth in this Schedule 1(a) to Exhibit B.

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(5) (Liens; Valid Assignment)	Cliffside Park

The related borrower is under contract to sell certain commercial/retail and office/commercial components of the Mortgaged Property pursuant to that certain Agreement by and between borrower, as seller, and Mostafa Al Shair and Shairco N.J., LLC, as buyer, dated as of August 22, 2012.

(5) (Liens; Valid Assignment)	Park Central 789 Del Amo Crossing 1825 Park Fresh Direct 180 Livingston Colton Corporate Center Woodland Hills Village

The full right to assign the related Mortgage Loan is limited by the Asset Documents, which provide that, except during continuance of an event on default on the related Mortgage Loan, such Mortgage Loan cannot be transferred to certain lenders, which prohibited lenders are defined in the related Asset Documents. The sales of the related Mortgage Asset to the Depositor and the Issuer, or by the Trustee or Special Servicer pursuant to the Indenture or Servicing Agreement, are permitted under the related Mortgage Loan.

(5) (Liens; Valid Assignment)	Solage Calistoga

The Hotel Management Agreement is subordinate to the Mortgage Loan pursuant to a Subordination and Non-Disturbance Agreement, under which any foreclosing entity covenants to not be in violation of OFAC laws. In addition, if the foreclosing entity is a competitor, the hotel manager has the right to terminate the Hotel Management Agreement.

(6) (Permitted Liens; Title Insurance)	Cliffside Park

Title insurance policy is in the amount of $116,605,000.00 rather than the original principal amount of the Mortgage Loan. Upon the related borrower exercising the right to acquire the fee interest in the Mortgaged Property, such borrower is required to purchase a new lender’s title insurance policy insuring the mortgage on the fee interest in the maximum principal amount of the entire Mortgage Loan (i.e., taking into account the ground lease advance amount of $9,255,000.00).

Schedule (1)(a)-1

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(6) (Permitted Liens; Title Insurance)	180 Livingston

The related Mortgage Loan has two title insurance policies: (i) one title insurance policy insuring the first-lien mortgage securing the initial advance (advanced at closing), and (ii) one title insurance policy insuring the second-lien mortgage securing the additional advances through a “pending disbursements” endorsement.

(6) (Permitted Liens; Title Insurance)	Presidents Park

The “Approved Declaration Documents” (i.e., any reciprocal easements or similar agreements entered into in connection with a release of one of the properties) are permitted encumbrances under the related Asset Documents.

(6) (Permitted Liens; Title Insurance)	Sirata Beach Resort	The related Mortgaged Property consists of a hotel owned in fee simple and a space lease in a parking lot used by the hotel for employee parking. The space lease is not contiguous to the hotel.

(6) (Permitted Liens; Title Insurance)	Solage Calistoga

Lender has not been provided the related borrower’s title insurance policy, though such related borrower represents in the Asset Documents that it owns a fee interest in the Mortgaged Property subject only to permitted liens. The Lender is not relying on this representation as Lender is covered under the Lender’s title insurance policy, which is in place with no material exceptions.

(7) Junior Liens	Aertson	This representation is qualified by the existence of outstanding mezzanine debt in the amount of $46,000,000, which is secured by the “Series B Member” interests in VU2013 RRHG, LLC.

(7) Junior Liens	LPM Apartments

This representation is qualified by the existence of outstanding mezzanine debt in the maximum principal amount of up to $23,346,000, which is secured by the interests in the related Mortgage Loan borrowers.

(7) Junior Liens	SE Hotels	This representation is qualified by the currently outstanding $10,000,000 mezzanine loan, which is secured by the ownership interests in the related Mortgage Loan borrower.

(7) Junior Liens	300 Capitol Mall

This representation is qualified by the existence of two levels of outstanding mezzanine financing: (i) a senior mezzanine loan in the amount of $20,000,000 and (ii) a junior mezzanine loan in the amount of $15,000,000.

Schedule (1)(a)-2

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(7) Junior Liens	180 Livingston

The related Mortgage Loan is secured by a legal, valid and enforceable first lien on the related borrower’s fee interest in the related Mortgaged Property and a legal, valid and enforceable second lien on the related borrower’s fee interest in the related Mortgaged Property. The second lien loan secures only the future advances made under the Mortgage Loan.

(7) Junior Liens	The Star

This representation is qualified by two outstanding mezzanine/junior loans: (i) a loan from the Houston Housing Finance Corporation secured by the related borrower’s right to receive reimbursements from the city of Houston (in connection with a program that provides property tax reimbursements to developers that invest in targeted reinvestment zones), and (ii) an EB-5 mezzanine loan secured by a pledge of the partnership interest of the related Mortgage Loan borrower.

With regard to (i) above, a standstill agreement is in place with Houston Housing Finance Corporation, and with regard to (ii) above, an intercreditor agreement is in place with the mezzanine lender.

(7) Junior Liens	Doubletree New York	This representation is qualified by the currently outstanding $24,000,000.00 mezzanine loan secured by a pledge of 100% of the membership interest in the related Mortgage Loan borrower.

(8) (Assignment of Leases, Rents and Profits)	Cliffside Park

The Borough of Cliffside Park (the “Borough”) has a subordinate assignment of leases that is triggered upon a default under the ground lease and failure to cure within the periods set forth in the ground lease. For so long as such default has not been cured, the Borough has a right to direct that rents from tenants be paid to the Borough in an amount up to unpaid rent then due under the ground lease.

(8) (Assignment of Leases, Rents and Profits)	Freehand

The Mortgaged Property is leased to a master tenant (“Freehand Master Tenant”), which is an affiliate of the borrower. Freehand Master Tenant is the landlord under each of the property leases and owns a direct interest in payments due under leases at the Mortgaged Property; however, the master tenant has assigned such interest to the related borrower pursuant to the related Assignment of Leases, Rents and Profits.

Schedule (1)(a)-3

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(8) (Assignment of Leases, Rents and Profits)	The Star

The Mortgaged Property (other than the parking garage located thereon) is triple net leased by to Rusk at San Jacinto Building Investors LP, a Texas limited partnership (“Star Master Tenant”). Star Master Tenant is the landlord under each of the property leases and has granted a security interest in such leases and the rents thereunder to the related borrower pursuant to a recorded Assignment and Security Agreement. Pursuant to the Assignment of Leases and Rents the related borrower has a first-priority collateral assignment of all rights and interests under such leases and the rents thereunder. In addition, the related borrower received a pledge of all of the partnership interest in the Star Master Tenant owned by the Star Master Tenant’s general partner.

(10) (Condition of Property)	Westin Charlotte

Certain deficiencies with respect to the Mortgaged Property were identified in the Property Condition Report dated as of September 18, 2017, which relate to the curtainwall system of the main portion of the Mortgaged Property. Although the estimated cost of such work has not been escrowed, such cost is included as a line item in the project budget and will be paid for with future funding advances.

(10) (Condition of Property)	Cliffside Park	The related construction consultant is delivering periodic project status reports and has provided a cost to complete budget opinion in lieu of preparing a property condition assessment.

(10) (Condition of Property)	Colton Corporate Center	The Seller is not escrowing funds required to cover the immediate repairs identified in the property condition report.

(10) (Condition of Property)	Aertson

The related Mortgaged Property is under construction and not yet open for business, and as a result, not all of the representations regarding the property condition are true to the extent that there is remaining work yet to be completed.

(15) (No Holdbacks)	All Mortgage Assets other than Fresh Direct

The related Mortgage Loan consists of a fully funded pari passu participation interest, which will be included in the Asset Pool, and a partially funded pari passu participation interest, which will not be included in the Asset Pool.

(16) (Insurance)	Cliffside Park	The related Asset Documents do not require insurance be issued by an insurance company with the claims paying ability or financial strength ratings outlined in the Insurance Rating Requirements.

Schedule (1)(a)-4

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(16) (Insurance)	LPM Apartments Freehand	Regarding proceeds received in respect of a property loss, the net proceeds threshold for the Mortgage Loan is $1,000,000.

(16) (Insurance)	180 Livingston

The related Mortgaged Property is a commercial condominium currently consisting of three units. The two upper units are one tax lot, and the lower unit is a separate tax lot. The existing condominium documents will be amended and restated and may create additional tax lots.

(18) (No Encroachments)	Aertson	A decorative portion of the façade encroaches onto a neighboring property. This feature was constructed in order to avoid having a potential gap between the two buildings.

(19) (No Contingent Interest or Equity Participation.)	LPM Apartments	There is an indirect preferred equity interest in the related borrower.

(19) (No Contingent Interest or Equity Participation.)	Woodland Hills Village	The interest rate spread increases under certain conditions during the extension periods.

(21) (Compliance with Usury Laws)	Aertson

The related Asset Documents are governed by New York Law. In the event that, notwithstanding the choice of law, a court were to apply Tennessee law, the aggregate interest rate charged on the “Tier 2” earnout advances (as defined in the Asset Documents) would exceed Tennessee’s usury limit, which is 8%. The related borrower received a legal opinion that a Tennessee court would honor the New York choice of law.

Schedule (1)(a)-5

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(26) (Recourse Obligations)	Westin Charlotte

The Asset Documents do not include a specific recourse-carve-out for the commission of material physical waste at the Mortgaged Property. However, carve-outs are included for removal or disposal by the related borrower or guarantor (or any controlled affiliate thereof) of any portion of the Mortgaged Property after the occurrence and during the continuance of an event of default, unless replaced with property of the same utility and of the same or greater value, (ii) damage or destruction to the Mortgaged Property caused by the gross negligence or willful misconduct of borrower, its agents, employees, or contractors, and (iii) provided there is sufficient cash flow generated from the Mortgaged Property, (a) failure to maintain insurance, or (b) failure to pay charges for labor or materials that can create liens on any portion of the Mortgaged Property.

(26) (Recourse Obligations)	Del Amo Crossing

The Asset Documents provide that the related Mortgage Loan is recourse for losses in the event of intentional physical waste of the Mortgaged Property, provided that deterioration of the Mortgaged Property due to insufficient cash flow will not be deemed to be intentional physical waste.

(26) (Recourse Obligations)	180 Livingston	The Asset Documents provide recourse for certain specified environmental covenant and representation breaches, as more particularly set forth in the environmental indemnity agreement.

(26) (Recourse Obligations)	High Street

The Asset Documents acts do not require a material misrepresentation or international material physical waste before the loan may become recourse, but rather may become recourse in the event of merely a “misrepresentation” or “material physical waste” by the borrower and/or its principals specified in the Asset Documents

(26) (Recourse Obligations)	Park Central 789

The Asset Documents provide that the related Mortgage Loan is recourse for losses (i) in the event of intentional misrepresentation under the Asset Documents or in supplying to the related borrower written information or documentation during the term of the Mortgage Loan, and (ii) in the event of material physical waste of the Mortgaged Property or any portion thereof, except to the extent there is not sufficient cash flow generated by the Mortgaged Property to prevent such waste.

Schedule (1)(a)-6

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(26) (Recourse Obligations)	300 Capitol Mall

The Asset Documents provide that the related Mortgage Loan is recourse for losses on (i) “physical waste of a material portion of the Mortgaged Property provided sufficient Net Operating Income was generated during the twelve (12) month period preceding the date in question to pay costs and expenses in order to prevent such physical waste and access to such funds was not impeded by Lender and not “intentional material physical waste of the Mortgaged Property”; and (ii) clause (a)(v) is qualified by the fact that the Asset Documents provide recourse for certain specified environmental covenant and representation breaches, as more particularly set forth in the environmental indemnity agreement.

In addition the guaranteed obligations of the guarantor (i) do not include any liability arising under the related environmental indemnity or the recourse carveout in the Asset Documents related to environmental matters and (ii) include a cap on liability with respect to losses arising from a capped carveout (all of borrower’s recourse liabilities other than (i) with respect to fraud, willful misconduct, etc. and clause (vi)(A) and (B) with respect to misappropriation or conversion of Insurance Proceeds or condemnation awards) of 25% of the outstanding principal balance of the Loan and in no event greater than $16,250,000. Full springing recourse events are not subject to the cap.

(26) (Recourse Obligations)	Fresh Direct Doubletree New York Woodland Hills Village	The Asset Documents provide recourse for certain specified environmental covenant and representation breaches, as more particularly set forth in the environmental indemnity agreement.

(27) (Mortgage Release)	Cliffside Park	The related borrower may release the retail parcel for a price equal to the greater of (x) $10,000,000.00 and (y) 90% of the net sales proceeds realized from the sale of the retail parcel.

(27) (Mortgage Release)	Aertson	The hotel parcel may be released subject to a principal repayment in an amount equal to $56,400,000

(27) (Mortgage Release)	Del Amo Crossing

A portion of the Mortgaged Property is permitted to be released (i.e., the 24-Hour Fitness Parcel) subject to a principal repayment in an amount equal to the payment of the release price (which price is defined in the Asset Documents, and which is not defined as the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan).

Schedule (1)(a)-7

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(27) (Mortgage Release)	Jersey City Portfolio

The related borrower may request a release of certain Mortgaged Property if such borrower fails to substantially complete the remediation of any such Mortgaged Property required pursuant to the related Asset Documents after diligent and continued good faith efforts to effect such remediation not later than twelve (12) months after the origination date. Such release shall be subject to standard release conditions, and the “release price” in connection with any such release will be the “as-is fair market value” of such Mortgaged Property as determined by an appraisal.

(30) (Due on Sale or Encumbrance)	Sirata Beach Resort

The related borrower has a one-time right within 9 months of the closing date to syndicate the limited partnership interests in GPIF Sirata Owner, LP subject to customary conditions (e.g., no Change in Control, notice, delivery of non-con, searches, etc.).

(30) (Due on Sale or Encumbrance)	Fresh Direct Woodland Hills Village Del Amo Crossing Colton Corporate Center

Clause (a)(iii) of this representation is qualified by the fact that the Asset Documents provide for the related borrower to be controlled by either the guarantor or another approved entity (as identified in the related Asset Documents).

(30) (Due on Sale or Encumbrance)	Walnut Creek Executive Center

The Asset Documents permit a transfer, in a single transaction, of all of (i) all of the stock of Lennar Corporation, (ii) all of the assets of Lennar Corporation, (iii) all of the interests of Lennar Corporation in Rialto Holdings, LLC, a Delaware limited liability company or (iv) substantially all of the assets of the related guarantor in connection with a transfer described in clauses (i), (ii) or (iii) above, to a “Qualified Transferee” (as defined in the Asset Documents).

(30) (Due on Sale or Encumbrance)	LPM Apartments

The Asset Documents allow for a “Permitted Sponsor Change”, whereby, subject to customary conditions, a specified entity becomes guarantor under the related Mortgage Loan and the related mezzanine loan, assumes control of the respective borrowers and manages the day-to-day operations of the Mortgaged Property.

(31) (Single-Purpose Entity)	Westin Charlotte

The borrower is a recycled special purpose entity. Standard representations and warranties are included as to borrower’s compliance with special purpose and bankruptcy remote entity requirements prior to the date of origination, and standard covenants are included as to compliance with such requirements at all times following the closing date.

Schedule (1)(a)-8

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(31) (Single-Purpose Entity)	Brookview Village LPM Apartments Solage Calistoga Goodland Hotel	No non-consolidation opinion was delivered in connection with the closing.

(33) (Floating Interest Rates)	All

Interest on the Whole Loan accrues at a variable rate based on an index (LIBOR) plus a fixed spread, however, if LIBOR is no longer available, the LIBOR rate component of the interest rate may be converted, in some cases, to the Prime Rate, in other cases, to a substitute index rate, and in some cases to either the Prime Rate or a substitute index rate, each in accordance with the related Asset Documents.

(34) (Ground Leases)	Westin Charlotte

As further provided the related ground lease, if the estimated costs of restoration exceed 50% (or, during the last five years of the lease term, 30%) of fair market value of the ground leased property, then then the related borrower (as tenant under the ground lease) may elect to either restore the premises, or to purchase the ground leased property for a nominal amount. If Tenant exercises such purchase option, then the related landlord (the city of Charlotte, NC) shall be entitled to retain insurance proceeds of a specified amount.

(34) (Ground Leases)	Cliffside Park

Pursuant to the ground lease, the related borrower is required to purchase the fee interest in the property secured by such ground lease by December 31, 2021. The Asset Documents actually require the related borrower to purchase such fee interest on or prior to October 31, 2021. The ground lease itself contains (i) non-disturbance language and (ii) notice and cure provisions in favor of the related borrower.

(34) (Ground Leases)	SE Hotels	There are multiple borrowers under the Mortgage Loan that are Affiliates.

(40) (Environmental Conditions)	Woodland Hills Village

This representation is qualified by the following: (a) there is a deductible under the Environmental Insurance Policy held by Rockpoint Group, LLC consisting of a self-insured retention on an each incident basis, (b) Seller will not be a named insured under the Environmental Insurance Policy until the borrower delivers an endorsement naming Seller as a mortgagee additional insured, which the borrower is required to deliver within 10 business days of the closing of the Mortgage Loan, and (c) the fact that the term of the Environmental Insurance Policy is for 5 years from the closing of the Mortgage Asset.

Schedule (1)(a)-9

Rep. No. on Exhibit B	Mortgage Asset	Description of Exception
(40) (Environmental Conditions)	300 Capitol Mall

The Zurich Lender Environmental Insurance Policy extends a market standard two years beyond the whole loan maturity date not five years beyond the maturity date, and (b) the deductible is $50,000, in lieu of no deductible.

Schedule (1)(a)-10

Schedule 1(b) to Exhibit B

Existing Mezzanine Debt

Mortgage Asset	Mortgage Asset Cut-off Date Balance	Mortgage Loan Commitment Cut-off Date Amount	% of Aggregate Mortgage Asset Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Mezzanine Debt Interest Rate	Inter- creditor Agreement	Total Debt Cut-off Date As-Is LTV	Total Debt U/W NCF DSCR	Total Debt Cut-off Date U/W NOI Debt Yield
“Aertson”	$45,000,000	$142,000,000	4.8%	$46,000,000	6.000%	Y	80.3%	1.16x	7.1%
“300 Capitol Mall”	$35,900,000	$65,000,000	3.9%	$35,000,000	7.000% Sr / 9.250% Jr	Y	80.7%	1.41x	8.6%
“LPM Apartments”	$35,900,000	$52,374,000	3.9%	$22,446,000	LIBOR + 7.750%	Y	58.4%	0.85x	5.1%
“Doubletree New York”	$32,400,000	$67,000,000	3.5%	$24,000,000	LIBOR + 12.000%	Y	79.1%	0.95x	8.4%
“The Star”	$30,000,000	$99,495,027	3.2%	$21,500,000	7.250%	Y	79.2%	0.44x	2.8%
“SE Hotels”	$16,100,000	$49,000,000	1.7%	$10,000,000	LIBOR + 9.750%	Y	63.2%	2.33x	14.8%

Schedule 1(b)-1

Schedule 1(c) to Exhibit B

Future Mezzanine Debt

None.

Schedule 1(c)-1

Schedule 1(d) to Exhibit B

Crossed Mortgage Loans

None.

Schedule 1(d)-1